Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-197144 on Form S-4 of AT&T Inc. of our reports dated February 21, 2014 (June 27, 2014, for the corrections described in Note 23), relating to the financial statements and financial statement schedule of DIRECTV and the effectiveness of DIRECTV’s internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2013.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

August 18, 2014